Exhibit 99.2

                                                                               L



                                                           For Immediate Release
                                                           ---------------------



 .  LOCKHEED MARTIN REPORTS 1999 EPS OF $0.99, $1.50 EXCLUDING UNUSUAL AND
   NONRECURRING ITEMS
 .  GENERATES $873 MILLION OF FREE CASH FLOW FOR FULL YEAR
 .  REAFFIRMS 2000 EARNINGS OUTLOOK; PROJECTS 15-25 PERCENT ANNUAL GROWTH IN THE
   NEAR TERM
 .  INCREASED 2000 CASH OUTLOOK WITH GROWTH PROJECTED
 .  REDUCES DIVIDEND AND EMPHASIZES DEBT REDUCTION


BETHESDA, Maryland, January 28, 2000 - Lockheed Martin Corporation (NYSE: LMT) today reported fourth quarter 1999 net earnings per share of $0.76 on a diluted basis, compared to fourth quarter 1998 diluted earnings per share of $0.33. Nonrecurring and unusual items contributed $0.17 per share to 1999's quarterly results while such items in 1998 reduced earnings per diluted share by $0.42.

For the year 1999, the company reported earnings per diluted share of $0.99 compared to $2.63 per diluted share for the year 1998. Nonrecurring and unusual items reduced 1999's earnings by $0.51 per diluted share and reduced 1998 earnings by $0.36 per diluted share. For the year 1999, nonrecurring and unusual items included a cumulative effect adjustment of $0.93 per diluted share relating to the adoption of a new accounting standard for start-up costs, partially offset by a net gain of $0.42 per diluted share from portfolio shaping and other activities throughout the year. Excluding the aforementioned nonrecurring and unusual items, diluted earnings per share would have been $1.50 for 1999 compared to $2.99 in 1998.

The company also reported it generated $548 million of free cash flow in the fourth quarter of 1999 and $873 million for the full year. However, due mainly to completion of the cash tender offer for 49 percent of Comsat shares and investments in certain equity joint ventures, Lockheed

Martin's debt to capitalization ratio, net of invested cash, was up slightly to 64 percent at year end 1999 compared to 63 percent at year end 1998.

Additionally, the Board of Directors approved management's recommendation to reduce the dividend from a quarterly payment of $0.22 per share to $0.11 per share, payable March 31, 2000 to shareholders of record on March 6, 2000. "Consistent with our previously announced focus on reducing debt, it is prudent to change the dividend at this time," said Lockheed Martin Chairman and Chief Executive Officer Vance Coffman.

The Corporation reaffirmed its 2000 earnings outlook of about $1.00 per diluted share, excluding the effects of any nonrecurring and unusual items. Lockheed Martin also announced that it expects earnings per diluted share to increase by 15-25 percent annually in the near term with expected results for 2001 closer to the lower end of the range.

Due to the timing of space launches, aircraft deliveries and investment in new products such as Evolved Expendable Launch Vehicle (EELV), 2000 earnings and cash generation are expected to be heavily weighted towards the second half of the year. The Corporation estimates the quarterly distribution of diluted EPS for 2000 to be 5-15 percent, 15-25 percent, 20-30 percent and 40-50 percent, respectively.

The Corporation increased its 2000 free cash flow outlook to be at least $500 million with an objective of generating $1.3 billion in free cash over the two-year period 2000-2001.

Sales for the fourth quarter of 1999 were $7.0 billion, compared with fourth quarter 1998 sales of $7.2 billion. Sales for the year 1999 were $25.5 billion, down 3 percent when compared to 1998. The Corporation's backlog increased for the first time in three years to $45.9 billion at year-end 1999 compared with $45.3 billion at the end of last year.

"We believe we must build on these results and improve our performance as we create a corporate culture directed toward streamlining our business operations, dedicated to customer satisfaction and committed to creating shareholder value," Coffman said.

Noting yesterday's announcements to further streamline the Aeronautical and Space Systems businesses, Coffman added, "The purpose of these actions is to drive down indirect and administrative costs to improve earnings and cash flow and reduce debt while improving focus on these businesses and their mission
success.   We also are moving forward on our evaluation of the divestiture candidates we announced on September 27. Since then, we have decided to add Lockheed Martin IMS to that group for evaluation. These actions are part of our continuing process to improve operating and financial performance."

Lockheed Martin IMS, headquartered in Teaneck, N.J., with annual sales of approximately $500 million, provides data processing, systems integration and program management services to state and municipal government clients. If divested, it is anticipated that a gain would be recognized on this transaction.

FOURTH QUARTER AND YEAR 1999 DETAILED REVIEW

Net earnings for the fourth quarter 1999 totaled $293 million, or $0.76 per diluted share. In the comparable period of 1998, net earnings were $125 million, or $0.33 per diluted share. Fourth quarter pretax earnings for 1999 included a gain of $41 million associated with the sale of the Corporation's remaining interest in L3 Communications Holdings, Inc. (L3) stock, $33 million of gains from transactions associated with the sale of surplus real estate, and a net gain of $28 million associated with the sale of non-core businesses and investments, and other portfolio shaping actions. The combination of these items contributed $0.17 to earnings per diluted share. In the comparable 1998 period, a pretax charge of $233 million associated with the shutdown of CalComp Inc. operations was partially offset by approximately $35 million in pretax gains associated with the sale of surplus real estate. The combination of these items reduced earnings per diluted share by $0.42. In summary, excluding the above mentioned nonrecurring and unusual items, fourth quarter 1999 diluted earnings per share would have been $0.59 compared to $0.75 in the comparable 1998 period.

Reported net earnings for the year 1999 were $382 million, or $0.99 per diluted share, compared to $1.0 billion, or $2.63 per diluted share, for the same period in 1998. Reported 1999 net earnings were reduced by a cumulative effect adjustment of $355 million, or $0.93 per diluted share, related to adopting the new accounting standard for start-up costs. Pretax earnings for 1999 included gains of $155 million resulting from sales of L3 stock, $57 million of gains from transactions associated with the sale of surplus real estate, and a net gain of $37 million associated with the sale of various non-core businesses and investments, and other portfolio shaping actions. The combination of these items contributed $0.42 to earnings per diluted share. Pretax earnings for 1998 included the previously mentioned pretax charge of $233 million related to CalComp. Pretax gains totaling $71 million in 1998 included an $18 million gain related to the initial public offering of L3's stock, $35 million associated with the sale of surplus real estate and an $18 million pretax gain from portfolio shaping actions. The combination of the 1998 items reduced earnings per diluted share by $0.36. In summary, excluding the above mentioned nonrecurring and unusual items, diluted earnings per share would have been $1.50 for 1999 compared to $2.99 in 1998.

Segment Results:
----------------

Systems Integration
--------------------

$Millions

                        4th Quarter            Full Year
                      ---------------     ------------------
                       1999     1998       1999        1998
                      ------   ------     ------      ------
Net sales             $2,974   $3,193     $10,954     $10,895
EBIT                  $  255   $  226     $   967     $   949
Nonrecurring and
 unusual items           (13)      (4)        (13)         (4)
                      ------   ------     -------     -------
Pro forma EBIT        $  242   $  222     $   954     $   945
Pro forma margin         8.1%     7.0%        8.7%        8.7%

Systems Integration earnings before interest and taxes (EBIT) excluding nonrecurring and unusual items (Pro forma EBIT) for the fourth quarter 1999 was higher reflecting performance improvements in several areas including information systems, postal systems, classified activities, and missile and fire control programs. Sales declined 7 percent from the comparable 1998 period due to volume decreases in several areas including classified activities, space electronics, various C4I programs and electronics systems activities in the United Kingdom. For all of 1999, Pro forma EBIT was up slightly as performance improvements on various programs were partially offset by a $15 million THAAD program performance penalty. The nonrecurring and unusual items in each of 1999 and 1998 related to gains associated with sales of surplus real estate.

Space Systems
-------------
$Millions

                        4th Quarter            Full Year
                      ---------------     ------------------
                       1999     1998       1999        1998
                      ------   ------     ------      ------
Net sales             $1,480   $1,707     $5,825      $7,039
EBIT                  $  206   $  204     $  474      $  954
Nonrecurring and
 unusual items           (22)       0        (21)          0
                      ------   ------     ------      ------
Pro forma EBIT        $  184   $  204     $  453      $  954
Pro forma margin        12.4%    12.0%       7.8%       13.6%

Space Systems Pro forma EBIT in the fourth quarter of 1999 was lower than the same period in 1998 primarily due to the expensing of start-up costs associated with the EELV program and lower classified volume. Incentive fees in 1999 for a commercial satellite successfully launched earlier in the year produced a positive Pro forma EBIT comparison to the year-ago period in that product line. In the fourth quarter of 1998, EBIT of approximately $50 million associated with the restructure of a commercial satellite program was partially offset by performance related issues. During the fourth quarter of 1999, sales decreased 13 percent due to a decline in volume in military satellites and other classified programs as well as other activities. In the quarter, there were launches of one Titan II and two Atlas vehicles. Proton launches were on hold during the quarter, following a failure of a Russian government Proton launch in October. The Proton launch vehicle has since returned to flight status. In addition to the items mentioned for the fourth quarter, Pro forma EBIT for the year 1999 was lower due to a positive adjustment on the Atlas II program of $120 million recorded in the third quarter of 1998, negative adjustments in 1999 of $90 million related to a change in estimate on the Titan IV program and $30 million related to a launch vehicle cancellation, as well as reduced Fleet
Ballistic Missile activities.   In 1999, the nonrecurring and unusual items
included gains associated with the sales of surplus real estate and approximately $20 million related to a write-down of the Iridium investment.

Aeronautical Systems
--------------------
$Millions

                        4th Quarter            Full Year
                      ---------------     ------------------
                       1999     1998       1999        1998
                      ------   ------     ------      ------
Net sales             $1,519   $1,485     $5,499      $5,459
EBIT                  $   96   $  178     $  247      $  649
Nonrecurring and
 unusual items             0        0          0           0
                      ------   ------     ------      ------
EBIT                  $   96   $  178     $  247      $  649
Margin                   6.3%    12.0%       4.5%       11.9%

Aeronautical Systems EBIT for the fourth quarter of 1999 was lower than 1998 due to the Corporation's decision earlier in 1999 not to record profit on C-130J deliveries, as a result of anticipated higher costs and expected lower production levels, until further favorable progress occurs in terms of orders and cost. EBIT for the fourth quarter of 1999 was also impacted by fewer F-16 deliveries. Sales increased 2 percent in the 1999 period due mainly to increased revenues on the C-130J and other aircraft programs, but were partially offset by reduced F-16 deliveries. For the full year 1999, EBIT was lower reflecting the effect of the $210 million reversal of previously recorded profit on the C-130J program due to a change estimate recorded in the second quarter, as well as the fourth quarter factors previously discussed. The Corporation has elected to rebalance the C-130J production line by reducing production levels over time from 16 to 8 per year.

Technology Services
-------------------
$Millions

                        4th Quarter            Full Year
                      ---------------     ------------------
                       1999     1998       1999        1998
                      ------   ------     ------      ------
Net sales             $  692   $  527     $2,261      $1,935
EBIT                  $   40   $   33     $  137      $  135
Nonrecurring and
 unusual items             0        0          0           0
                      ------   ------     ------      ------
EBIT                  $   40   $   33     $  137      $  135
Margin                   5.8%     6.3%       6.1%        7.0%

Technology Services EBIT was higher due to a 31 percent increase in sales. Sales for the quarter were higher due to volume on the Consolidated Space Operations Contract as well as increased aircraft logistics and services activities. The decline in margin was due to lower profit on certain energy-related contracts which had a minimal impact on the sales comparison. For the full year, Technology Services sales were up 17 percent due to the same items discussed for the quarter.

Corporate and Other
-------------------
$Millions

                        4th Quarter            Full Year
                      ---------------     ------------------
                       1999     1998       1999        1998
                      ------   ------     ------      ------
Net sales             $  317   $  268     $  991      $  938
EBIT                  $  104    ($175)    $  184       ($165)
Nonrecurring and
 unusual items           (67)     202       (215)        166
                      ------   ------     ------      ------
Pro forma EBIT        $   37   $   27       ($31)     $    1

Corporate and Other sales for the fourth quarter 1999 were higher by 18 percent due to growth in state and municipal services contracts and information technology outsourcing services, and from the operations of Lockheed Martin Global Telecommunications. These increases were partially offset by CalComp sales recorded in the fourth quarter of 1998, with none in the comparable 1999 period. Operations at CalComp ceased in 1999. Pro forma EBIT for the fourth quarter of 1999 is higher than the year-ago period primarily due to the absence of CalComp and Real 3D operating losses as well as increased profits in outsourcing services. Somewhat offsetting the aforementioned increases were operating losses of $30 million in the current quarter for Lockheed Martin Global Telecommunications. For all of 1999, the Pro forma loss in Corporate and Other is mainly attributed to $103 million of Lockheed Martin Global Telecommunications operating losses, partially offset by the absence of CalComp and Real 3D operating losses as previously discussed. In 1999, the nonrecurring and unusual items were associated with sales of L3 stock and the sale of various non-core businesses and investments. In 1998, the nonrecurring and unusual items included a charge associated with the shutdown of CalComp operations partially offset by gains related to the initial public offering of L3's common stock and sales of surplus real estate, as well other portfolio shaping actions.

                               1999 Achievements
                               -----------------

In announcing 1999 earnings, Vance Coffman, Lockheed Martin's Chairman and Chief Executive Officer, cited additional events, program awards and Mission Success achievements during the year with positive implications for Lockheed Martin's outlook:

 .  The Corporation completed the divestitures of its holdings in L3
   Communications, Real 3D, Airport Group International, and its Lockheed Martin Hanford Corporation subsidiary.

 .  Systems Integration: During 1999, we brought to four the number of Lockheed
   Martin units that have attained the Software Engineering Institute's highest rating for software development -- Level 5. That number represents one-third of the companies in the world which have achieved this distinction. The THAAD (Theater High-Altitude Area Defense) missile hit its designated target twice in a row and earned approval to move into Engineering and Manufacturing Development. The PAC-3 (Patriot Advanced Capability) missile hit its target twice in a row and was subsequently approved for low-rate initial production. The JASSM (Joint Air-to-Surface Strike Missile) achieved its first powered flight.

 . Space: The Corporation launched 5 Atlas, 5 Proton, 5 Titan and 3 Athena launch vehicles. The Corporation's Intersputnik and Space Imaging joint ventures successfully placed their satellites in orbit. The Lockheed Martin-built GE-4 and Terra satellites were placed in orbit and are operational. The U.S. Navy Trident II D5 Fleet Ballistic Missile, built by Lockheed Martin, successfully achieved its 87th consecutive successful launch in a test program that began in December 1989.

 .  Aeronautics: The Corporation delivered 109 F-16 fighter aircraft and 30 C-
   130J transport aircraft. It received orders for 6 F-22 fighter aircraft, 9 C-130J transport aircraft, and 25 F-16 fighter aircraft while being selected for 100 additional F-16s, 12 C-27J transport aircraft and 4 C-130J aircraft.

 . Technology Services: Lockheed Martin, as part of a consortium with Serco and British Nuclear Fuels Ltd., won the contract to manage the United Kingdom's Atomic Weapons Establishment. The total value of the contract is approximately $3.4 billion over 10 years.

 . Lockheed Martin Global Telecommunications (LMGT): LMGT signed definitive agreements with Liberty Media Group for Liberty Media's investment of $425 million in Astrolink, a wireless broadband venture scheduled to become the first global, satellite-based broadband service provider in 2003.

                                      ###

NEWS MEDIA CONTACT:             James Fetig, 301/897-6352
INVESTOR RELATIONS CONTACT:     James Ryan, 301/897-6584 or
                                Randa Middleton, 301/897-6455
Web site: www.lmco.com
          ------------

     NOTE: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," estimates, "outlook," "forecast, " and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project.

     As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent nature of projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect events or circumstances or changes in expectations or the occurrence of anticipated events.

     In addition to the factors set forth in our filings with the Securities and Exchange Commission (www.sec.gov), the following factors could affect the
                          -----------
     forward-looking statements: the ability to achieve or quantify savings for our customers or ourselves as a result of our reorganization efforts, including the recently announced business area streamlining and staff reductions, or in our global cost-cutting program; our ability to grow earnings and generate cash flow in accordance with our beliefs; difficulties during space launches; the ability to obtain or the timing of obtaining future government awards; the availability of government funding and customer requirements; economic conditions, competitive environment, international business and political conditions, timing of awards and contracts; timing and customer acceptance of product delivery and launches; the outcome of contingencies, including completion of any acquisitions and divestitures, litigation and environmental remediation, program performance, and our ability to consummate the Comsat transaction. These are only some of the numerous factors which may affect the forward-looking statements in this press release.

LOCKHEED MARTIN CORPORATION
Consolidated Results
(In millions, except for per share data and percentages)

                                                    QUARTER ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                                 --------------------------------     -----------------------------------

                                                 1999          1998      % Change      1999           1998       % Change
                                                 ----          ----      --------      ----           ----       --------

Net Sales                                       $6,982       $7,180          (3) %    $25,530        $26,266           (3)%

Earnings before Interest and Taxes                $701         $466          50  %     $2,009         $2,522          (20)%

Interest Expense                                  $226         $206          10  %       $809           $861           (6)%

Pre-tax Earnings                                  $475         $260          83  %     $1,200         $1,661          (28)%

Income Taxes                                      $182         $135          35  %       $463           $660          (30)%

   Effective Tax Rate                              38%          52%         N/M           39%            40%          N/M

Earnings before Cumulative Effect of
   Change in Accounting                           $293         $125         134  %       $737         $1,001          (26)%

Cumulative Effect of Change in Accounting*           -            -         N/M          (355)             -          N/M

Net Earnings                                      $293         $125         134  %       $382         $1,001          (62)%

Basic Earnings Per Share:
   Earnings before Cumulative Effect of
        Change in Accounting                     $0.76        $0.33         130  %      $1.93          $2.66          (27)%
   Cumulative Effect of Change in Accounting*        -            -         N/M        ($0.93)             -          N/M
                                               --------  -----------                  --------   ------------
   Earnings Per Share                            $0.76        $0.33         130  %      $1.00          $2.66          (62)%

Average Basic Shares Outstanding                 384.6        378.8                     382.3          376.5

Diluted Earnings Per Share:
   Earnings before Cumulative Effect of
        Change in Accounting                     $0.76        $0.33         130  %      $1.92          $2.63          (27)%
   Cumulative Effect of Change in Accounting*        -            -         N/M        ($0.93)             -          N/M
                                               --------  -----------                  --------   ------------
   Earnings Per Share                            $0.76        $0.33         130  %      $0.99          $2.63          (62)%

Average Diluted Shares Outstanding               385.2        383.0                     384.1          381.1


* The Corporation adopted the American Institute of Certified Public Accountants' Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-Up Activities," effective January 1, 1999.

LOCKHEED MARTIN CORPORATION
Segment Results Including Nonrecurring and Unusual Items
(In millions, except for percentages)

                                                        QUARTER ENDED DECEMBER 31,                  YEAR ENDED DECEMBER 31,
                                                   ----------------------------------      --------------------------------------
                                                    1999         1998       % Change        1999          1998         % Change
                                                    ----         ----       --------        ----          ----         --------

Systems Integration
-------------------
Net Sales                                           $2,974       $3,193          (7) %      $10,954       $10,895            1 %
Segment EBIT                                          $255         $226          13  %         $967          $949            2 %
Margins                                               8.6%         7.1%                        8.8%          8.7%
Amortization of Goodwill and Contract Intangibles      $77          $77                        $304          $304

Space Systems
-------------
Net Sales                                           $1,480       $1,707         (13) %       $5,825        $7,039          (17)%
Segment EBIT                                          $206         $204           1  %         $474          $954          (50)%
Margins                                              13.9%        12.0%                        8.1%         13.6%
Amortization of Goodwill and Contract Intangibles       $7           $7                         $29           $29

Aeronautical Systems
--------------------
Net Sales                                           $1,519       $1,485           2  %       $5,499        $5,459            1 %
Segment EBIT                                           $96         $178         (46) %         $247          $649          (62)%
Margins                                               6.3%        12.0%                        4.5%         11.9%
Amortization of Goodwill and Contract Intangibles      $20          $20                         $80           $80

Technology Services
-------------------
Net Sales                                             $692         $527          31  %       $2,261        $1,935           17 %
Segment EBIT                                           $40          $33          21  %         $137          $135            1 %
Margins                                               5.8%         6.3%                        6.1%          7.0%
Amortization of Goodwill and Contract Intangibles       $5           $4                         $18           $18

Corporate and Other*
--------------------
Net Sales                                             $317         $268          18  %         $991          $938            6 %
Segment EBIT                                          $104        ($175)        N/M            $184         ($165)         N/M
Margins                                                N/M          N/M                         N/M           N/M
Amortization of Goodwill and Contract Intangibles       $8            -                          $9            $5



* 1999 and 1998 results include the operations of commercial information technology and state and local government services lines of business. 1999 results include the operations of LM Global Telecommunications, Inc. 1998 results include the operations of CalComp Technology, Inc., which has executed a timely non-bankruptcy shutdown of its operations in 1999.

LOCKHEED MARTIN CORPORATION
Segment Results Excluding Nonrecurring and Unusual Items
(In millions, except for percentages)

                                                         QUARTER ENDED DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                                        ------------------------------       -------------------------------------

                                                        1999        1998      % Change        1999             1998        % Change
                                                        ----        ----      --------        ----             ----        --------

Systems Integration
-------------------
Net Sales                                               $2,974      $3,193        (7) %       $10,954          $10,895         1 %
Segment EBIT                                              $242        $222         9  %          $954             $945         1 %
Margins                                                   8.1%        7.0%                       8.7%             8.7%
Amortization of Goodwill and Contract Intangibles          $77         $77                       $304             $304

Space Systems
-------------
Net Sales                                               $1,480      $1,707       (13) %        $5,825           $7,039       (17)%
Segment EBIT                                              $184        $204       (10) %          $453             $954       (53)%
Margins                                                  12.4%       12.0%                       7.8%            13.6%
Amortization of Goodwill and Contract Intangibles           $7          $7                        $29              $29

Aeronautical Systems
--------------------
Net Sales                                               $1,519      $1,485         2  %        $5,499           $5,459         1 %
Segment EBIT                                               $96        $178       (46) %          $247             $649       (62)%
Margins                                                   6.3%       12.0%                       4.5%            11.9%
Amortization of Goodwill and Contract Intangibles          $20         $20                        $80              $80

Technology Services
-------------------
Net Sales                                                 $692        $527        31  %        $2,261           $1,935        17 %
Segment EBIT                                               $40         $33        21  %          $137             $135         1 %
Margins                                                   5.8%        6.3%                       6.1%             7.0%
Amortization of Goodwill and Contract Intangibles           $5          $4                        $18              $18

Corporate and Other*
--------------------
Net Sales                                                 $317        $268        18  %          $991             $938         6 %
Segment EBIT                                               $37         $27       N/M             ($31)              $1       N/M
Margins                                                    N/M         N/M                        N/M              N/M
Amortization of Goodwill and Contract Intangibles           $8           -                         $9               $5



* 1999 and 1998 results include the operations of commercial information technology and state and local government services lines of business. 1999 results include the operations of LM Global Telecommunications, Inc. 1998 results include the operations of CalComp Technology, Inc., which has executed a timely non-bankruptcy shutdown of its operations in 1999.

LOCKHEED MARTIN CORPORATION
Reconciliation of Pro Forma Net Earnings
(In millions, except for per share amounts and percentages)

                                                   QUARTER ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                                   -------------------------       --------------------------

                                                        1999          1998             1999            1998
                                                        ----          ----             ----            ----

Net Earnings - As Reported                              $293          $125             $382          $1,001
After Tax Gain on L3 Disposition                        ($27)            -            ($101)           ($12)
After Tax Gain on Sales of Surplus Real Estate          ($21)         ($23)            ($37)           ($23)
After Tax Charge for Calcomp Shutdown                      -          $183                -            $183
After Tax Net Gain on Divestitures and Other            ($18)            -             ($24)           ($12)
Cumulative Effect of Change in Accounting                  -             -             $355               -
                                                   ----------    ----------        ---------     -----------
Pro Forma Net Earnings                                  $227          $285             $575          $1,137


Diluted Earnings Per Share - As Reported               $0.76         $0.33            $0.99           $2.63
After Tax Gain on L3 Disposition                      ($0.07)            -           ($0.26)         ($0.03)
After Tax Gain on Sales of Surplus Real Estate        ($0.05)       ($0.06)          ($0.10)         ($0.06)
After Tax Charge for Calcomp Shutdown                      -         $0.48                -           $0.48
After Tax Net Gain on Divestitures and Other          ($0.05)            -           ($0.06)         ($0.03)
Cumulative Effect of Change in Accounting                  -             -            $0.93               -
                                                   ----------    ----------        ---------     -----------
Pro Forma Diluted Earnings Per Share                   $0.59         $0.75            $1.50           $2.99

LOCKHEED MARTIN CORPORATION
Other Financial Information
(In millions, except for per share amounts and percentages)

                                                       QUARTER ENDED DECEMBER 31,         YEAR ENDED DECEMBER 31,
                                                       -------------------------        -----------------------------

                                                         1999             1998                1999            1998
                                                         ----             ----                ----            ----
EBIT to Sales Margin                                    10.0%             6.5%                7.9%            9.6%
Amortization of Goodwill and Contract Intangibles
  Resulting from Prior Acquisitions                      $117             $108                $440            $436
Depreciation and Amortization                            $147             $153                $529            $569
EBITDA                                                   $965             $727              $2,978          $3,527
                                                         DECEMBER 31,           DECEMBER 31,
                                                            1999*                   1998
                                                       -----------------      ------------------
Total Backlog                                                   $45,913                 $45,345
-------------
  Systems Integration                                           $15,220                 $14,025
  Space Systems                                                 $14,749                 $15,829
  Aeronautical Systems                                           $9,003                 $10,265
  Technology Services                                            $4,399                  $3,503
  Corporate and Other                                            $2,542                  $1,723

Total Debt                                                      $11,954                 $10,886
----------
  Long-term (including current maturities)                      $11,479                  $9,843
  Short-term                                                       $475                  $1,043

Cash and Cash Equivalents                                          $455                    $285

Stockholders' Equity                                             $6,361                  $6,137

Total Debt-to-Capital                                               65%                     64%

Total Debt-to-Capital (net of invested cash)                        64%                     63%

*  Preliminary and Unaudited

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Balance Sheet
Preliminary and Unaudited
(In millions)

                                                          DECEMBER 31,
                                                  ------------------------------

                                                      1999             1998
                                                      ----             ----

Assets

Cash and cash equivalents                             $    455         $    285
Accounts Receivable                                      4,348            4,178
Inventories                                              4,051            4,293
Other current assets                                     1,622            1,855
                                                  -------------   --------------

   Total current assets                                 10,476           10,611

Property, plant and equipment                            3,634            3,513
Goodwill and other intangible assets                    10,421           10,939
Other noncurrent assets                                  5,268            3,681
                                                  -------------   --------------

   Total assets                                       $ 29,799         $ 28,744
                                                  =============   ==============

Liabilities and Stockholders' Equity

Short-term borrowings                                 $    475         $  1,043
Other accrued expenses                                   8,485            8,338
Current portion of long-term debt                           46              886
                                                  -------------   --------------

   Total current liabilities                             9,006           10,267

Long-term debt                                          11,433            8,957
Post-retirement and other noncurrent liabilities         2,999            3,383
Stockholders' equity                                     6,361            6,137
                                                  -------------   --------------

   Total liabilities and stockholders' equity         $ 29,799         $ 28,744
                                                  =============   ==============

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Cash Flows
Preliminary and Unaudited
(In millions)

                                                               YEAR ENDED DECEMBER 31,
                                                           ------------------------------

                                                             1999               1998
                                                             -----              ----
Operating Activities
Earnings before cumulative effect of change in accounting      $ 737            $ 1,001
Adjustments to reconcile earnings to net cash
 provided by operating activities:
  Cumulative effect of change in accounting                     (355)                 -
  Depreciation and amortization                                  969              1,005
  Changes in operating assets and liabilities                   (249)                25
                                                           ----------         ----------

   Net cash provided by operating activities                   1,102              2,031

Investing Activities
Expenditures for property, plant & equipment                    (669)              (697)
Consummation of Comsat Tender Offer                           (1,203)                 -
Other                                                            209                242
                                                           ----------         ----------

   Net cash used for investing activities                     (1,663)              (455)

Financing Activities
Net borrowings / (repayments)                                  1,059             (1,021)
Common stock dividends                                          (345)              (310)
Other                                                             17                 40
                                                           ----------         ----------

   Net cash provided by (used for) financing activities          731             (1,291)


Net increase in cash and cash equivalents                        170                285
Cash and cash equivalents at beginning of period                 285                  -
                                                           ----------         ----------

Cash and cash equivalents at end of period                     $ 455            $   285
                                                           ==========         ==========

LOCKHEED MARTIN CORPORATION
Operating Data


          QUARTER ENDED DECEMBER 31,            YEAR ENDED DECEMBER 31,
          --------------------------        ------------------------------

              1999         1998                  1999          1998
              ----         ----                  ----          ----

Deliveries
----------
F-16            23           41                   109           150
C-130J          12           15                    30            19

Launches
--------
Atlas            2            2                     5             6
Proton           -            1                     5             3
Athena           -            -                     3             1
Titan II         1            -                     2             1
Titan IV         -            -                     3             2